                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                  AND RATIO OF EARNINGS TO COVER FIXED CHARGES
                         (in thousands, except ratios)
                                  (Unaudited)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2001        2000       1999
                                                             ---------   --------   ---------
Earnings:
  Loss before income taxes, equity in net loss of
     affiliates, minority interest, Globalstar related
     impairment charges, cumulative effect of accounting
     change and extraordinary gain.........................  $(160,274)  $(56,843)  $ (62,138)
  Plus fixed charges:
     Interest expense......................................    207,027    187,918     173,718
     Interest component of rent expense(1).................     15,717     15,665       9,953
  Less capitalized interest................................     23,097     17,082      84,315
                                                             ---------   --------   ---------
Earnings available to cover fixed charges..................  $  41,311   $129,658   $  37,218
                                                             =========   ========   =========
Fixed charges(2)...........................................  $ 303,487    271,111     228,293
                                                             =========   ========   =========
Deficiency of earnings to cover fixed charges..............  $ 264,114    141,453     191,075
                                                             =========   ========   =========

---------------
(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Preferred dividends have not been adjusted for income taxes, due to the composition of the taxing jurisdictions underlying the Company's operations and the resulting impact on the Company's effective tax rate.